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                                                                      Exhibit 11


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 7 to the Registration Statement No. 333-21767 of New England Variable Life Separate Account on Form S-6 of our reports dated April 10, 2003, relating to New England Variable Life Separate Account (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 6 to the financial statements) and our report dated February 19, 2003, August 29, 2003 as to Notes 14 and 15, relating to New England Life Insurance Company (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 and an explanatory paragraph relating to the restatement described in Note 15 to the financial statements), both appearing in the Prospectus Supplement, which is part of such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus Supplement.

/s/ Deloitte & Touche LLP

Tampa, Florida
September 12, 2003